EXHIBIT 99.3

Mirant Americas Generation, Inc.

Offer to Exchange
7.625% Senior Notes due 2006,
8.300% Senior Notes due 2011 and
9.125% Senior Notes due 2031
Which have been Registered Under the Securities Act of 1933, as amended,
For Any and All Outstanding
7.625% Senior Notes due 2006,
8.300% Senior Notes due 2011 and
9.125% Senior Notes due 2031
Pursuant to the Prospectus Dated August 9, 2001

To:  Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Upon and subject to the terms and conditions set forth in the Prospectus, dated August 9, 2001, 2001 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Registered Exchange Offer") the registered 7.625% Senior Notes due 2006, 8.300% Senior Notes due 2011 and 9.125% Senior Notes due 2031 (the "New Notes") for any and all outstanding 7.625% Senior Notes due 2006, 8.300% Senior Notes due 2011 and 9.125% Senior Notes due 2031 (the "Existing Notes"), is being made pursuant to such Prospectus. The Registered Exchange Offer is being made in order to satisfy certain obligations of Mirant Americas Generation, Inc. (the "Company") contained in the Registration Rights Agreement, entered into on May 1, 2001, between the Company and the initial purchasers named therein.

    The CUSIP numbers for the Existing Notes are as follows:

  7.625% Senior Notes due 2006 60467P AA 2

  8.300% Senior Notes due 2011 60467P AB 0

  9.125% Senior Notes due 2031 60467P AC 8; ISIN No. U60446 AC 2

    We are requesting that you contact your clients for whom you hold Existing Notes regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

  1.  Prospectus dated August 9, 2001;

  2.  The Letter of Transmittal for your use and for the information of your clients;

  3.  A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if Existing Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book entry transfer cannot be completed on a timely basis; and

  4.  A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Registered Exchange Offer.

    Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on September 12, 2001 (the "Expiration Date"), unless extended by the Company. The Existing Notes tendered pursuant to the Registered Exchange Offer may be withdrawn at any time before the Expiration Date.

    To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Existing Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Existing Notes through the Depository Trust Company ("DTC") must effect tenders by book entry transfer through DTC's Automated Tender Offer Program ("ATOP").

    If Existing Notes are not immediately available or if the procedure for book entry transfer cannot be completed on a timely basis or time will not permit the delivery of the Existing Notes and all required documents to reach the Exchange Agent prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "This Exchange Offer—Procedures for Tendering the Existing Notes—Guaranteed Delivery."

    Additional copies of the enclosed material may be obtained from the Exchange Agent at:

Bankers Trust Company
Four Albany Street
7th Floor
New York, New York 10006
Attn: Boris Treyger
Phone: (212) 250-8586
Fax: (212) 669-0772

Mirant Americas Generation, Inc.